AirJoule Technologies Announces Two New Appointments to its Board of Directors

Incoming Board directors bring significant expertise in data centers and financial oversight

Ronan, MT, June 26, 2025 – AirJoule Technologies Corporation (NASDAQ: AIRJ) (“AirJoule Technologies” or the “Company”), the developer of the transformational AirJoule® system for separating pure water from air, today announced that it has appointed Denise Sterling and Thomas Murphy to its Board of Directors to fill vacancies created by Paul Dabbar and Kyle Derham’s departures. Mr. Dabbar was confirmed by the U.S. Senate as Deputy Secretary of Commerce on June 25, 2025, and, as a result, under federal ethics rules governing such high-level appointments, was required to relinquish all private sector positions and holdings, including his seat on the AirJoule Technologies Board. Additionally, Mr. Derham resigned to pursue other business opportunities with the Rice Investment Group.

“On behalf of the entire Board and management team, I want to express our gratitude and thank Paul and Kyle for their outstanding service to our Company,” said Pat Eilers, Executive Chairman of AirJoule Technologies. “They have helped shape our strategy and build momentum as we work to commercialize our transformational AirJoule® system, and we wish them well. We are incredibly proud of Paul’s appointment to the Department of Commerce and know his leadership will make a significant positive impact on the United States of America.”

Denise Sterling most recently served as Chief Financial Officer of Core Scientific, Inc., a leading data center developer and operator, from 2022 to 2025. Prior to joining Core Scientific in 2021, she held the position of Senior Vice President of FP&A and Finance at Oportun, a financial services company focused on consumer credit, from 2018 to 2021. Ms. Sterling previously served in various tax and finance roles for Visa from 1995 to 2018, including as Senior Vice President of the Global Risk Management team from 2016 to 2018. Ms. Sterling holds a bachelor’s degree in accounting from San Francisco State University and a master’s degree in tax from Golden Gate University. She is a Certified Public Accountant.

Thomas Murphy previously held leadership roles as a Partner in the Audit and Advisory practices at Crowe LLP until his retirement in 2020. During his time at Crowe LLP, Mr. Murphy served as the Partner in Charge of the SEC Commercial Audit Practice, as well as Lead Partner for several prominent private equity clients. He also played a key role in launching the Advisory group’s data analytics practice. Prior to joining Crowe in 1993, he served as a Senior Manager at EY. Mr. Murphy holds a bachelor’s degree in Business Administration from the University of Notre Dame and is a Certified Public Accountant.

“We’re thrilled to welcome both Denise and Thomas to the AirJoule Technologies Board given their stellar reputations and professional expertise,” said Matt Jore, CEO of AirJoule Technologies. “Their collective expertise, which includes data center finance and operations, as well as rigorous financial oversight, will be invaluable as we scale our technology and prepare for commercial deployment. I echo Pat’s appreciation for Paul and Kyle and their significant contributions to AIRJ.”

About AirJoule Technologies Corporation

AirJoule Technologies Corporation (NASDAQ: AIRJ) is a water harvesting technology company and the developer of the AirJoule® system that produces pure distilled water from air. Designed to reduce energy consumption and generate material cost efficiencies, AirJoule® is being commercialized through a joint venture with GE Vernova and in partnership with Carrier Global Corporation. For more information, visit https://airjouletech.com.

Contact

Investor Relations & Media:

Tom Divine – Vice President, Investor Relations and Finance

investors@airjouletech.com